Exhibit 4(a)-5

AMENDMENT NO. 4

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

     WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

     WHEREAS, the Plan was amended and restated effective January 1, 2000, and subsequently amended by Amendment No. 1, 2 and 3; and

     WHEREAS, the Company desires to further amend the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     I.     Effective April 11, 2003, Appendix A and Schedule A are amended to read as follows:

Appendix A

Participating Company

Name		Effective Date
1.	PPL Services Corporation	July 1, 2000
2.	PPL Electric Utilities Corporation	January 1, 1975
3.	PPL EnergyPlus, LLC	July 14, 1998
4.	PPL Generation, LLC	July 1, 2000
5.	PPL Brunner Island, LLC	July 1, 2000
6.	PPL Holtwood, LLC	July 1, 2000
7.	PPL Martins Creek, LLC	July 1, 2000
8.	PPL Montour, LLC	July 1, 2000
9.	PPL Susquehanna, LLC	July 1, 2000
10.	PPLSolutions, LLC	January 1, 2002
11.	PPL Telcom, LLC	February 5, 2001
12.	Lower Mount Bethel Energy, LLC	September 30, 2002
13.	PPL Edgewood Energy, LLC	April 1, 2003
14.	PPL Maine, LLC	April 1, 2003
15.	PPL Wallingford Energy, LLC	April 1, 2003

Schedule A

Effective July 1, 2000

A.     For all Participating Companies, "Compensation" shall mean the annual compensation received by an Employee from a Participating Company as reported on Internal Revenue Service Form W-2 or a successor form plus the Employee's elective deferrals under the Employee Savings Plan or Deferred Savings Plan; provided, however, that Compensation shall not include bonuses or fringe benefits not normally included in compensation, such as tuition refunds, moving expenses, etc. and shall not, for purposes of allocation under Section 5.2(a), include any amount in excess of (i) for the 1975 and 1976 Plan Years, $16,000 and (ii) commencing with the 1977 Plan Year, the median annual compensation of all Participants during the Plan Year or $100,000, whichever is less. Such median compensation shall be determined as of the close of a Plan Year and shall be rounded to an even thousand dollars. Compensation shall also include the additional compensation listed below, for Participants in the Participating Company listed herein.

B.     Effective January 1, 2000 only the following additional compensation for the following Participating Companies shall be included in Compensation, as defined in this Schedule A.

     1.     PPL Electric Utilities Corporation (formerly PP&L, Inc.), PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC), PPL Services Corporation, PPL Generation, LLC, PPL Brunner Island, LLC, PPL Holtwood, LLC, PPL Martins Creek, LLC, PPL Montour, LLC, PPL Susquehanna, LLC, PPL Telcom, LLC (effective 2/5/01), PPLSolutions, LLC (effective 1/1/02), Lower Mount Bethel Energy, LLC (effective 9/30/02), PPL Edgewood Energy, LLC (effective 4/1/03), PPL Maine, LLC (effective 4/1/03) and PPL Wallingford Energy, LLC; (effective 4/1/03);

          a)          Any single sum award paid from the variable compensation fund created annually with a percentage of annualized base salaries in accordance with the Managers Compensation Plan.

     2.     PPL EnergyPlus, LLC (formerly PP&L EnergyPlus Co., LLC):

          a)     Any sales incentive award paid as a single sum on an annual basis.

     II.     Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment No. 4 is executed this _____ day of ________________, 2003.

PPL SERVICES CORPORATION

By:_______________________________ Ronald Schwarz Vice President-Human Resources